UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2022

FOSSIL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41040	75-2018505
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

901 S. Central Expressway
Richardson,	Texas	75080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FOSL	The Nasdaq Stock Market LLC
7.00% Senior Notes due 2026	FOSLL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐            Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 5, 2022, Suzanne Coulter was appointed to the Board of Directors (the “Board”) of Fossil Group, Inc. (the “Company”), effective December 5, 2022. Ms. Coulter was not appointed to any committees of the Board.

Ms. Coulter is not a party to any arrangement or understanding with any person pursuant to which she was appointed as a director, nor is she a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

For her service on the Board, Ms. Coulter will receive the Company’s standard non-employee director cash compensation, which includes an annual cash retainer of $60,000. The annual retainer to be paid to Ms. Coulter will be paid on a quarterly basis in arrears and will be pro-rated for the fourth quarter based on the number of days between the date of her appointment and December 31, 2022, the end of the fourth calendar quarter.

In addition, pursuant to the Company’s 2016 Long-Term Incentive Plan (the “Plan”), Ms. Coulter would be entitled to receive a grant of 9,811 restricted stock units as of the effective date of her appointment, pro-rated to reflect the number of days between the date of her appointment and the one year anniversary of the Company’s 2022 Annual Stockholders Meeting. However, as a result of the substantial decrease in the price of the Company’s common stock since the date of the 2022 Annual Stockholders Meeting, the Board has determined that it is in the best interests of the Company to grant Ms. Coulter 9,811 Restricted Stock Units under the Plan in lieu of the automatic pro-rated grant provided for under the Plan. Ms. Coulter will receive the grant of 9,811 restricted stock units as of the effective date of her appointment. Ms. Coulter would also receive an additional grant of restricted stock units equal to the number of shares of common stock having an aggregate fair market value of $130,000 on the date of the Company’s 2023 Annual Stockholders Meeting, if she is then serving as a non-employee director. The restricted stock units to be granted to Ms. Coulter vest and convert into shares of common stock (i) upon the first anniversary of the date of grant for the restricted stock units granted upon her appointment to the Board; and (ii) upon the earlier of the first anniversary of the date of grant or the first Annual Stockholders Meeting following the date of grant for the restricted stock units to be granted on the date of the 2023 Annual Stockholders Meeting; provided that Ms. Coulter is providing services to the Company or its subsidiaries on each such vesting date.

On December 6, 2022, the Company issued a press release announcing the appointment of Ms. Coulter, which is incorporated herein by reference. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Document Description
99.1	Press Release, dated December 6, 2022, announcing the appointment of a director.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2022

FOSSIL GROUP, INC.

	By:	/s/ SUNIL M. DOSHI
Sunil M. Doshi
Senior Vice President, Chief Financial Officer and Treasurer